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Exhibit 99(b)(1)

        Execution Copy

$1,500,000,000

CREDIT AGREEMENT

Dated as of February 22, 2006

Among

NAVISTAR INTERNATIONAL CORPORATION,
as Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,
as Administrative Agent,

BANC OF AMERICA SECURITIES LLC,
as Syndication Agent,

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.,
as Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger and Joint Bookrunner

and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunner

T A B L E    O F    C O N T E N T S

SCHEDULES

Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Subsidiary Guarantors (as of the date hereof)
Schedule III	—	Unrestricted Subsidiaries
Schedule 4.01(b)	—	Loan Parties
Schedule 4.01(c)	—	Subsidiaries (including Restricted and Unrestricted)
Schedule 4.01(g)	—	Disclosed Litigation
Schedule 4.01(q)	—	Existing Debt (Non-Intercompany) in Excess of $50,000,000
Schedule 4.01(r)	—	Liens Securing Debt for Borrowed Money in Excess of $50,000,000

EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Assignment and Acceptance

ii

CREDIT AGREEMENT

        CREDIT AGREEMENT (this "Agreement") dated as of February 22, 2006 among NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the "Borrower"), THE SUBSIDIARY GUARANTORS (as hereinafter defined), from time to time party hereto, THE LENDERS (as hereinafter defined), from time to time party hereto, CREDIT SUISSE, as administrative agent for the Lenders ("Credit Suisse" or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the "Administrative Agent"), BANC OF AMERICA SECURITIES LLC, as syndication agent (in such capacity, the "Syndication Agent"), CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC., as documentation agents (in such capacity, each, a "Documentation Agent" and together, the "Documentation Agents"), CREDIT SUISSE SECURITIES (USA) LLC ("CS Securities") and BANC OF AMERICA SECURITIES LLC, as joint bookrunners and joint lead arrangers (in such capacity, the "Lead Arrangers").

PRELIMINARY STATEMENTS:

        (1)   The Borrower is contemplating a tender offer for one or more issues of its outstanding notes: (A) the $400 million 9 3/8% senior notes due 2006; (B) the $400 million 6 1/4% senior notes due 2012; (C) the $250 million 7 1/2% senior notes due 2011; (D) the $190 million 2 1/2% senior convertible notes due 2007; and (E) the $220 million 4 3/4% subordinated exchange notes due 2009 (the outstanding notes under each of the foregoing issues, collectively, the "Existing Notes" and, the indentures therefor, the "Existing Indentures").

        (2)   In connection with any such tender offer, or otherwise, the Borrower intends to solicit consents to waive certain financial reporting defaults that may exist under the Existing Indentures. The Borrower desires financing to repay, defease and/or purchase all or some of the Existing Notes outstanding under all or some of the Existing Indentures through a tender offer, defeasance, repayment or other mechanism reasonably acceptable to CS Securities, all on terms reasonably acceptable to the Agents.

        (3)   The Borrower has requested the senior unsecured term loan facility described herein to provide the financing for (A) such repayment, defeasance or purchase, and (B) payment of fees, costs and expenses incurred in connection with the foregoing.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.01.    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adjusted LIBOR" shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBOR in effect for such Interest Period and (b) the Statutory Reserve Percentage.

          "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

          "Administrative Agent's Account" means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.

          "Advance" has the meaning specified in Section 2.01(a).

          "Affiliate" means, as to any Person, any other Person (other than, in the case of any Loan Party, such Loan Party's Restricted Subsidiaries) that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests or by contract.

          "Agents" shall mean the Administrative Agent, the Lead Arrangers, the Documentation Agents and the Syndication Agent.

          "Agreement" shall have the meaning set forth in the recitals.

          "Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Restricted Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, and (b) such Loan Party or Restricted Subsidiary was the sole "Affected Party."

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a LIBOR Advance.

          "Applicable Spread" means:

            (a)   (i) with respect to Base Rate Advances, the applicable "Base Rate Spread" (expressed in basis points) which is a function of the rating of the unsecured long-term debt of the Borrower by Moody's and S&P, as set forth on the table below, and (ii) with respect to LIBOR Advances, the applicable "LIBOR Spread" (expressed in basis points) which is a function of the rating of the unsecured long-term debt of the Borrower by Moody's and S&P, as set forth on the table below; plus

            (b)   in each case, commencing on the date which is the one-year anniversary of the Initial Borrowing Date, an additional 50 basis points, which amount shall increase by a further 25 basis points on the last day of each subsequent six-month period;

  provided, however that if, at any time after the Effective Date (i) the Borrower shall have caused all of the Obligations of the Loan Parties hereunder and under the other Loan Documents to be secured by a first-priority perfected security interest (subject only to Permitted Liens) in all or substantially all of the accounts receivables, inventory, intellectual property and related property of the Borrower and the Subsidiary Guarantors, all under documentation and on terms and conditions to be negotiated, and which documentation and terms and conditions shall be reasonably satisfactory to the Administrative Agent, and (ii) the Facility shall have received a rating (such ratings to be computed giving effect to such grant of security interest) that is at least one Category higher (based on the table below) than that received by the unsecured long-term debt of the Borrower at such time, then the Applicable Spread shall be reduced by 100 basis points on the date that is 91 days after the perfection of such security interest, for so long as such grant and perfection are maintained (such reduction to be in addition to any reduction resulting from movement to a higher Category).

Category	Rating	LIBOR Spread	Base Rate Spread
1	Ba3 or better and BB- or better	475 bps	375 bps
2	Not Category 1, but at least Ba3 or better or BB- or better	500 bps	400 bps
3	Not Category 1 or 2, but at least B1 or better and B+ or better	550 bps	450 bps
4	Not Category 1, 2 or 3, but at least B3 or better and B- or better	600 bps	500 bps
5	Not Category 1, 2, 3 or 4, or unrated	725 bps	625 bps

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of "Eligible Assignee"), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent and the Borrower.

          "Bankruptcy Law" means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

            (a)   the rate of interest announced by Credit Suisse in New York, New York, from time to time, as Credit Suisse's "Prime Rate"; and

            (b)   1/2 of 1% per annum above the Federal Funds Effective Rate.

          "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).

          "Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership, and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

          "Borrower" has the meaning specified in the recital of parties to this Agreement.

          "Borrower's Account" means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

          "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBOR Advances, on which dealings are carried on in the London interbank market.

          "Canadian Subsidiary" means any Foreign Subsidiary having its principal operations in Canada.

          "Capital Expenditures" means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries (or in the case of the Borrower or any Loan Party, solely its Restricted Subsidiaries) during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. Capital Expenditures shall not include any such expenditures which constitute (a) any acquisition permitted under Section 5.02(f) (including any property, plant and equipment obtained as a part thereof), (b) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Asset Sale in accordance with Section 2.06 or any issuance of Equity Interests by the Borrower permitted hereunder, (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower or its Subsidiaries within 12 months of receipt of such proceeds, (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (e) property, plant and equipment taken in settlement of an account, and (f) expenditures with the proceeds of a equity issuance not otherwise required to be used to prepay the Facility.

          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          "Cash Equivalents" means:

            (a)   securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of any Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided, that the full faith and credit of the United States (or Canada (federal or provincial)), is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

            (b)   certificates of deposit and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or, in the case of any Canadian Subsidiary, Canada or any province or territory thereof) having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of "B" or better;

            (c)   repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

            (d)   commercial paper having a rating of at least "A-2" from S&P or "P-2" from Moody's and in each case maturing within 270 days after the date of acquisition or asset-backed securities having a rating of at least "A" from S&P or "A2" from Moody's and in each case maturing within thirty-six months after the date of acquisition;

            (e)   demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of

    America, any state thereof or the District of Columbia (or, in the case of any Canadian Subsidiary, Canada or any province or territory thereof), provided that such commercial bank has, at the time of the Investment therein, (i) capital, surplus and undivided profits (as of the date of such institution's most recently published financial statement) in excess of $100,000,000, and (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein, are rated at least "A" from S&P or "A2" from Moody's;

            (f)    obligations (including, but not limited to demand or time deposits, bankers' acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or, in the case of any Canadian Subsidiary, Canada or any province or territory thereof), provided that (i) such instrument has a final maturity not more than one year from the date of purchase thereof, and (ii) such depository institution or trust company has at the time of the Investment therein or contractual commitment providing for such Investment, (A) capital, surplus and undivided profits (as of the date of such institution's most recently published financial statement) in excess of $100,000,000 and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein or contractual commitment providing for such Investment, are rated at least "A" from S&P or "A2" from Moody's;

            (g)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition;

            (h)   United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

            (i)    with respect to any Foreign Subsidiary having its principal operations in Mexico only, (i) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (ii) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (i) are made in the ordinary course of business for cash management purposes; and

            (j)    in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial bank located in the jurisdiction of organization of such Foreign Subsidiary.

  Notwithstanding the foregoing, any investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) hereof that are permitted to have maturities in excess of 12 months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) does not exceed twelve months on an aggregate basis.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

          "Change of Control" means the occurrence of one or more of the following events:

            (a)   any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by the Borrower or another Loan Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Borrower representing 35% or more of the combined voting power of the Borrower's then outstanding Voting Interests;

            (b)   the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of the Borrower: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Borrower) whose appointment or election by the Board of Directors or nomination for election by the Borrower's stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of the Borrower's nonconvertible junior preference stock, series B, by the holders of such preference stock;

            (c)   the shareholders of the Borrower shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions hereof);

            (d)   the Borrower consolidates with or merges with or into another Person, other than a merger or consolidation of the Borrower in which the holders of the common stock of the Borrower outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; or

            (e)   the Borrower or any Restricted Subsidiary, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Borrower and the Restricted Subsidiaries (determined on a Consolidated basis) to any Person; provided, that neither (i) the merger of a Restricted Subsidiary into the Borrower or into any other Restricted Subsidiary, nor (ii) a series of transactions involving the sale of receivables or interests therein in the ordinary course of business by a Finance Subsidiary in connection with a Permitted Receivables Financing shall be deemed to be a Change of Control.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the capital stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

          "Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Commitment" or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Commitment," as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "Confidential Information" means information that any Loan Party furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent's or such Lender's knowledge, acting in violation of a confidentiality agreement with a Loan Party.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Conversion," "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

          "Credit Suisse" has the meaning specified in the recital of parties to this Agreement.

          "CS Securities" has the meaning specified in the recital of parties to this Agreement.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the accrued purchase price of property or services (other than obligations under trade payables, deferred expenses, deferred compensation and similar obligations arising in the ordinary course of business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, to the extent either (i) such Obligations would represent a claim against such Person in a proceeding under any Bankruptcy Law or (ii) in the case of Redeemable Preferred Interests, such Interests are redeemable by their terms or at the option of the holder prior to one year after the Maturity Date, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

          "Debt for Borrowed Money" of any Person means, at any date of determination, the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (ii) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (iii) all Synthetic Debt of such Person at such date.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

          "Default Interest" has the meaning set forth in Section 2.07(b).

          "Disclosed Litigation" has the meaning specified in Section 3.01(b).

          "Disclosure Filings" means the Form 8-K and the Form 12b-25, each filed by the Borrower on January 17, 2006, and any subsequent public filings made pursuant to and in accordance with the Exchange Act filed and available to the public on or before the date hereof and such further information as has been disclosed in writing to the Agents and the Lenders on or before the date hereof.

          "Documentation Agent" has the meaning specified in the recital of parties to this Agreement.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "EBITDA" means, for any period:

            (a)   the sum, determined on a Consolidated basis, of the Borrower and its Restricted Subsidiaries' (i) Consolidated net income (or net loss), (ii) aggregate non-recurring, extraordinary or unusual charges, (iii) aggregate non-cash charges, (iv) aggregate interest expenses, (v) aggregate income tax (including franchise taxes in lieu thereof) expenses, (vi) aggregate depreciation expenses, (vii) aggregate fees and expenses related to the provision of the Facility, the tender offers and the consent solicitations with respect to Existing Debt and the costs of any refinancing of the Facility, (viii) write-offs of debt discount and debt issuance costs, (ix) aggregate amortization expenses, and (x) all losses resulting from any sale of assets or other disposition of property outside the ordinary course of business, to the extent, in the case each of the items in clauses (ii) through (x), deducted in arriving at such Consolidated net income (or loss); minus

            (b)   the sum of (i) all gains resulting from any sale of assets or other disposition of property, including insurance and condemnation proceeds or and awards with respect to the property of such Person (except to the extent that such proceeds or awards are received in respect of a third party claim and are applied to pay such claim or reimburse for the prior payment of such claim (including costs and expenses)), occurring outside the ordinary course of business, (ii) all non-cash gains, and (iii) any non-recurring, extraordinary or unusual gains, in each case to the extent added in arriving at such Consolidated net income (or loss), in each case determined in accordance with GAAP for such period on the basis of management's good faith calculations of the relative amounts allocable to Restricted Subsidiaries and Unrestricted Subsidiaries, which shall be correct in all material respects; provided that any amounts attributable to any other Person (other than a Restricted Subsidiary) shall be included for that period only to the extent of the amount that has been actually received by the Borrower or a Restricted Subsidiary in the form of cash dividends or other cash distributions.

          "Effective Date" has the meaning specified in Section 3.01.

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than an individual) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided, however, that no (x) Loan Party, (y) Affiliate of a Loan Party, or (z) competitor of any Loan Party or Affiliate of such a competitor shall qualify as an Eligible Assignee hereunder.

          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are existing on any date of determination.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at the facilities of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          "Events of Default" has the meaning specified in Section 6.01.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing Debt" means Debt of each Loan Party and its Restricted Subsidiaries outstanding immediately before the occurrence of the Effective Date.

          "Existing Indentures" has the meaning specified in the Preliminary Statements.

          "Existing Notes" has the meaning specified in the Preliminary Statements.

          "Facility" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" means the fee letter dated February 9, 2006 among the Borrower, each Initial Lender, each Lead Arranger, the Syndication Agent, each Documentation Agent and the Administrative Agent, as amended.

          "Finance Subsidiary" means NFC, any Subsidiary of NFC and any other Unrestricted Subsidiary or any Restricted Subsidiary, in each case that provides wholesale, retail, lease or other financing with respect to the business operations of the Borrower and its Subsidiaries or to dealers or retail customers of the Borrower and its Subsidiaries.

          "Financial Officer" means, with respect to the Borrower, the chief financial officer of the Borrower, the executive vice president—finance of the Borrower or the vice president and treasurer of the Borrower.

          "Fiscal Year" means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on October 31 in any calendar year.

          "Fixed Charge Coverage Ratio" means, for any Measurement Period, the ratio of (a) Consolidated EBITDA, to (b) the sum (calculated without duplication) of (i) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money giving effect to Hedge Agreements, (ii) principal amounts of all Debt for Borrowed Money payable (excluding (x) the 9 3/8% senior notes due 2006, (y) the 2 1/2% senior convertible notes due 2007, and (z) any other Existing Notes that have been accelerated in such period) (iii) all Capital Expenditures made, and (iv) all taxes paid in cash (net of any cash refunds received), in each case, of or by the Borrower and its Restricted Subsidiaries for or during such Measurement Period. Such ratio shall be based on management's good faith calculations of the relative amounts allocable to Restricted Subsidiaries and Unrestricted Subsidiaries, which shall be correct in all material respects.

          "Foreign Subsidiary" means any Subsidiary of the Borrower that is not organized under the laws of the United States, any state thereof or the District of Columbia.

          "Fund" means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "GAAP" has the meaning specified in Section 1.03.

          "Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

          "Governmental Authorization" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

          "Guaranteed Debt" means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation but without duplication, (a) the direct or indirect guarantee (other than customary contractual indemnities in the ordinary course of business), endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          "Guaranteed Obligations" has the meaning specified in Section 8.01.

          "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency forward, future or option contracts, commodity price/index swap, futures or option contracts, credit default swap or option agreements and other hedging agreements.

          "Indemnified Party" has the meaning specified in Section 9.04(b).

          "Initial Borrowing Date" means the date of the first Borrowing to occur pursuant to the terms hereof.

          "Initial Lenders" means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

          "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "Interest Period" means, for each LIBOR Advance comprising part of the same Borrowing, the period commencing on the date of such LIBOR Advance or the date of the Conversion of any Base Rate Advance into such LIBOR Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, if made available to all Lenders, a period of two weeks, nine or 12 months, or any other period reasonably requested by the Borrower), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

            (a)   the Borrower may not select any Interest Period with respect to any LIBOR Advance under the Facility that ends after the principal repayment date for the Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of LIBOR Advances having Interest Periods that end on or prior to such principal repayment installment date for the Facility shall be at least equal to the aggregate principal amount of Advances under the Facility due and payable on or prior to such date;

            (b)   Interest Periods commencing on the same date for LIBOR Advances comprising part of the same Borrowing shall be of the same duration;

            (c)   whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

            (d)   whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

            (e)   until the earlier of (x) the completion of the syndication of the Facility, and (y) the date which is two months after the Initial Borrowing Date, all Interest Periods shall have a duration of one month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or all or substantially all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person.

          "Lead Arrangers" has the meaning specified in the recital of parties to this Agreement.

          "Lender" means each Initial Lender and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

          "LIBOR" shall mean, with respect to any LIBOR Advance for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBOR" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

          "LIBOR Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means (a) this Agreement, (b) the Notes, (c) all Subsidiary Guaranty Supplements entered into after the date hereof, (d) the Fee Letter and (e) to the extent that the Facility is secured, the documents evidencing such Lien, in each case as amended.

          "Loan Parties" means the Borrower and the Subsidiary Guarantors.

          "Margin Stock" has the meaning specified in Regulation U.

          "Master Intercompany Agreements" means (a) the Master Intercompany Agreement, dated as of April 26, 1993, between NFC and International Truck and Engine Corporation (formerly known as Navistar International Transportation Corp.), as amended; (b) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; and (c) one or more similar agreements among the Borrower or one or more of its Restricted Subsidiaries and one or more Unrestricted Subsidiary that comprise the Borrower's financial service operations with terms and conditions consistent with the Borrower's past practice and entered into in the ordinary course of business on terms no less favorable to the Borrower and its Restricted Subsidiaries than the agreements in clauses (a) and (b) hereof, as each such agreement may be amended, modified, supplemented or restated from time to time; provided, that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of Borrower or its Restricted Subsidiaries.

          "Material Adverse Change" means any material adverse change in the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole (other than to the extent disclosed in the Disclosure Filings).

          "Material Adverse Effect" means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agents and the Lenders under the Loan Documents or (c) the ability of the Loan Parties to perform their Obligations under the Loan Documents.

          "Maturity Date" has the meaning specified in Section 2.04.

          "Measurement Period" means each period of four consecutive fiscal quarters of the Borrower.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Net Cash Proceeds" means:

            (a)   with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Restricted Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clauses (i), (iii) and (v) through (xii) of Section 5.02(e), but including any insurance and condemnation proceeds received with respect to property of such Person), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over, (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Restricted Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve for (x) any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller's obligations to the purchaser undertaken by the Borrower or any of its Restricted Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the final maturity of the Facility) or (y) any other liabilities retained associated with the property sold; provided, however, that, except to the extent that the total aggregate amount of proceeds received from sales, leases, transfers or other dispositions of assets by the Borrower and its Restricted Subsidiaries pursuant to Section 5.02(e)(ii) and (iv) shall exceed $350,000,000, Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in assets used or useful in the business of the Borrower and its Restricted Subsidiaries within 12 months after the date of receipt thereof;

            (b)   with respect the incurrence or issuance of any Debt by the Borrower or any of its Restricted Subsidiaries (other than Debt incurred or issued pursuant to Section 5.02(b) (other than refundings, refinancings and replacements referred to in clause (i) thereof)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

            (c)   with respect to the sale or issuance of any Equity Interests by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Restricted Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees, directors or consultants of the Borrower or any of its Restricted Subsidiaries.

          "NFC" means Navistar Financial Corporation, a Delaware corporation.

          "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended.

          "Notice of Borrowing" has the meaning specified in Section 2.02(a).

          "NPL" means the National Priorities List under CERCLA.

          "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Other Taxes" has the meaning specified in Section 2.12(b).

          "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "Permitted Joint Venture" means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which the Borrower is engaged, or a reasonably related business, and the Capital Stock of which (i) is owned by the Borrower or a Restricted Subsidiary and one or more Persons other than the Borrower or any affiliate of the Borrower or (ii) is acquired by the Borrower or a Restricted Subsidiary, so long the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 5.04 immediately after giving effect to such acquisition.

          "Permitted Liens" means such of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits in the ordinary course of business to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt for Borrowed Money), statutory obligations, surety bonds

  (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting an Event of Default under Section 6.01(g), or securing appeal or other surety bonds related to such judgments, (f) Liens securing reimbursement obligations with respect to trade letters of credit that encumber documents and goods acquired in connection with such letters of credit and the products and proceeds thereof; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods in the ordinary course of business; (h) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as may be required by GAAP has been made; (i) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business and in accordance with industry practice; and (j) easements, rights of way, zoning ordinances and similar charges, title defects or other irregularities and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes.

          "Permitted Receivable Financing" means any receivable financing facility or arrangement consistent with the Borrower's past practice and entered into in the ordinary course of the Borrower's business pursuant to which a Finance Subsidiary purchases or otherwise acquires accounts receivable of the Borrower or any Restricted Subsidiary and enters into a third party financing thereof on terms that are market and customary to the Borrower and its Restricted Subsidiaries, and in an aggregate amount not to exceed $25,000,000 in any fiscal year.

          "Person" means an individual, partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and (b) the distribution of all or substantially all of the proceeds of sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of capital stock of such Person.

          "Post Petition Interest" has the meaning specified in Section 8.06.

          "Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

          "Receivables Facility" means the Amended and Restated Credit Agreement dated as of July 1, 2005 among NFC, JPMorgan Chase Bank, N.A., as administrative agent and the other parties referred to therein, as amended, supplemented, amended and restated or otherwise modified from time to time, and the related guarantee by the Borrower; provided that such agreement shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of the Borrower or its Restricted Subsidiaries.

          "Redeemable" means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "Register" has the meaning specified in Section 9.07(d).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Required Lenders" means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, and (b) the aggregate unused Commitments at such time.

          "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, vice president, controller or chief accounting officer of the Borrower or any Subsidiary Guarantor.

          "Restricted Subsidiary" means a Subsidiary of the Borrower other than an Unrestricted Subsidiary.

          "Sale/Lease-back Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

          "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

          "SEC" means the United States Securities and Exchange Commission.

          "Shy Settlement" shall mean that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et. Al v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).

          "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Statutory Reserve Percentage" means, for any Interest Period, for all LIBOR Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Advances is determined) having a term equal to such Interest Period.

          "Subordinated Debt" means any Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Required Lenders.

          "Subordinated Obligations" has the meaning specified in Section 8.06.

          "Subsidiary" of any person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the right or power to direct, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, or both the beneficial ownership of and the right or power to direct, in any other case, such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Subsidiary Guarantors" means (a) the Subsidiaries of the Borrower listed on Schedule II hereto, and (b) each other Subsidiary of the Borrower that shall be required to execute and deliver a subsidiary guaranty pursuant to Section 5.01(i).

          "Subsidiary Guaranty" means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other Subsidiary Guaranty Supplement subsequently delivered pursuant to Section 5.01(i), in each case as amended, amended and restated, modified or otherwise supplemented.

          "Subsidiary Guaranty Supplement" has the meaning specified in Section 8.05.

          "Support Agreement" means the Parent's Side Agreement dated as of July 1, 2005, between the Borrower and International Truck and Engine Corporation, as it may be amended, modified, supplemented or restricted from time to time; provided that such agreement shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of the Borrower or its Restricted Subsidiaries.

          "Syndication Agent" has the meaning specified in the recital of parties to this Agreement.

          "Synthetic Debt" means, with respect to any Person, without duplication of any clause within the definition of "Debt," all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a "synthetic lease"), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of "Debt" or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

          "Tax Allocation Agreements" means (a) the Tax Allocation Agreement among International Truck and Engine Corporation and its affiliated group, effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time, and (b) the Tax Allocation Agreement between the Borrower and International Truck and Engine Corporation, effective April 1, 1987, as it has been and may be amended and/or supplemented from time to time; provided, that such agreements shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of the Borrower or its Restricted Subsidiaries.

          "Taxes" has the meaning specified in Section 2.12(a).

          "Termination Date" has the meaning set forth in Section 2.01(a).

          "Trigger Date" means that day that occurs six months and one day after the Initial Borrowing Date.

          "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at LIBOR.

          "Unrestricted Subsidiary" means (a) each entity listed on Schedule III hereto; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary so designated by the Board of Directors of the Borrower, so long as such Subsidiary is (i) newly formed for the purpose of becoming an Unrestricted Subsidiary, and (ii) has equity capital of less than $1,000.

          "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interest in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Computation of Time Periods; Other Definitional Provisions.    In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in the Loan Documents to any agreement or contract "as amended" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. References in the Loan Documents to "knowledge" or "aware" or words of similar import shall mean, when used in reference to the Borrower or the Subsidiary Guarantors, shall mean the actual knowledge of any Responsible Officer.

        SECTION 1.03.    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(h) ("GAAP").

        SECTION 1.04.    Currency Equivalents Generally.    Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by Credit Suisse in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

        SECTION 2.01.    Advances.    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make up to 10 advances (each an "Advance") to the Borrower on any Business Day during the period from the Effective Date through and including August 9, 2006 (the "Termination Date") in an aggregate amount not to exceed such Lender's total aggregate Commitment. Each Borrowing shall consist of Advances made simultaneously by Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

        SECTION 2.02.    Making the Advances.    (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on (x) the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBOR Advances, or (y) the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier (or, if agreed to in advance by the Administrative Agent, and only with respect to one certain Notice of Borrowing, by electronic transmission). Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed promptly in writing, or by telecopier, and specifying therein (i) the requested date of such Borrowing, (ii) a description of the Existing Notes (including the series, the outstanding balance thereof, the percentage of such series to be repaid, defeased or purchased, and the details of waivers sought from the holders of Existing Notes of the same series, if any) which the Borrower intends to repay, defease and/or purchase with such Advance; (iii) the requested Type of Advances comprising such Borrowing, (iv) the requested aggregate amount of such Borrowing; and (v) in the case of a Borrowing consisting of LIBOR Advances, the requested initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the Commitments of such Lender. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account.

        (b)   Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBOR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any actual loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

        (c)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

        (d)   The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        SECTION 2.03.    [Reserved].

        SECTION 2.04.    Repayment of Advances.    The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on or prior to the date that is the third anniversary of the Initial Borrowing Date (the "Maturity Date").

        SECTION 2.05.    Optional Termination or Reduction of the Commitments.    The Borrower may, upon at least three Business Days' written notice to the Administrative Agent, which notice shall be irrevocable, unless it shall be expressly conditioned on a refinancing, terminate in whole or reduce in part the unused portions of the Commitments; provided, however, that each partial reduction of the Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) shall be made ratably among the Lenders in accordance with their Commitments.

        SECTION 2.06.    Prepayments; Premiums.    (a) Optional.    The Borrower may, upon at least three Business Days' written notice to the Administrative Agent (which notice shall be irrevocable, unless it shall be expressly conditioned on a refinancing) stating the proposed date and aggregate principal amount of the prepayment, and after giving such notice the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (y) if any prepayment of a LIBOR Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

        (b)    Mandatory.    (i) The Borrower shall:

          (A)  within three Business Days of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from asset sales or other dispositions of property by the Borrower or any Restricted Subsidiary to the extent resulting in Net Cash Proceeds in excess of $10,000,000 for any disposition or series of related dispositions, as set forth in clause (a) of the definition of "Net Cash Proceeds", prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 100% of the amount of such Net Cash Proceeds;

          (B)  within one Business Day following receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from the incurrence or issuance of any Debt by the Borrower or any Restricted Subsidiary to the extent resulting in Net Cash Proceeds in excess of $10,000,000 for any incurrence or issuance or series of related incurrences or issuances, as set forth in clause (b) of the definition of "Net Cash Proceeds", prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 100% of the amount of such Net Cash Proceeds; and

          (C)  within one Business Day following receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds from the sale or issuance of any Equity Interests by the Borrower or any Restricted Subsidiary, as set forth in clause (c) of the definition of "Net Cash Proceeds", prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 75% of the amount of such Net Cash Proceeds.

         (ii)  All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

        (c)    Premiums.    Any repayment of the Advances pursuant to Section 2.04, and any prepayment made pursuant to Sections 2.06(a) or (b) on or following the Trigger Date (including, for the avoidance of doubt, payments made on the Maturity Date) and any repayment of the Advances pursuant to Section 6.01, shall be accompanied by a premium of 0.50% of the aggregate principal amount so repaid or prepaid, such premium to be increased by 0.50% on the last day of each successive six-month period following the Trigger Date.

        SECTION 2.07.    Interest.    (a) Scheduled Interest.    The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i)    Base Rate Advances.    During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Spread in effect from time to time, payable in arrears quarterly on the last Business Day of each quarter during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii)    LIBOR Advances.    During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) Adjusted LIBOR for such Interest Period for such Advance plus (B) the Applicable Spread in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and on the date such LIBOR Advance shall be Converted or paid in full.

        (b)    Default Interest.    If any principal of or interest on any Advance or any fee, premium or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest ("Default Interest") on such overdue amount at a rate per annum equal to (i) in the case of overdue principal of any Advance, 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Base Rate Advances pursuant to clause (i) of Section 2.07(a) payable in arrears on the date such amount shall be paid in full and on demand; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

        (c)    Notice of Interest Period and Interest Rate.    Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of "Interest Period," the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

        SECTION 2.08.    Fees.    (a) Commitment Fee.    The Borrower shall pay to the Administrative Agent for the account of the Lenders, a commitment fee, from the Initial Borrowing Date, in the case of each Initial Lender, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender that becomes a Lender after the Initial Borrowing Date, until the earlier of (i) the date on which such Lender ceases to be a Lender hereunder as a result of an assignment of such Lender's rights hereunder, and (ii) the Termination Date, payable in arrears on the last Business Day of each calendar quarter, and on the Termination Date, at the rate of 1.00% per annum on the average daily unused portion of each Lender's Commitment during such quarter.

        (b)    Agents' Fees.    The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

        SECTION 2.09.    Conversion and Continuation of Advances.    (a) Optional Conversion. The Borrower may on any Business Day, upon written notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of LIBOR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Advances, any Conversion of Base Rate Advances into LIBOR Advances shall be in an amount not less than $5,000,000, no conversion of any Advances shall result in more than 10 separate Borrowings, and each Conversion of Advances shall be made ratably among the Lenders in accordance with their Commitments under the Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

        (b)    Mandatory Continuation or Conversion.    (i) On the date on which the aggregate unpaid principal amount of LIBOR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

           (ii)  If (A) the Borrower shall select a LIBOR Advance but fail to select an Interest Period duration for such LIBOR Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, then such LIBOR Advance shall be made (or continued, as the case may be) with an Interest Period of one month, or (B) the Borrower shall fail to select a Type of Advance, then such Advance shall be made (or with respect to an existing Advance, Converted into) a Base Rate Advance; provided, that, in either case the Administrative Agent shall notify the Lenders and the Borrower of such Conversion or continuation.

          (iii)  Upon the occurrence and during the continuance of any Event of Default upon notice to the Borrower by the Administrative Agent, at the request of the Required Lenders, (x) each LIBOR Advance will, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended.

        SECTION 2.10.    Increased Costs, Etc.    (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date of this Agreement, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), made or issued after the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining LIBOR Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes after the date of this Agreement in the basis of taxation of overall net income or overall gross income (and franchise taxes imposed in lieu thereof) by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 10 days of demand (accompanied by reasonably detailed documentation thereof) by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be presumptive evidence for all purposes, absent manifest error.

        (b)   If any Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made or issued after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of such type, then, within 10 days of demand (accompanied by reasonably detailed documentation thereof) by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be presumptive evidence for all purposes, absent manifest error.

        (c)   If, with respect to any LIBOR Advances, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that LIBOR for any Interest Period for such Advances (after taking into account the provisions of this Section 2.10) will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBOR Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

        (d)   Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each LIBOR Advance will automatically, to the extent required by such law, regulation or assertion, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

        (e)   In the event that any Lender demands payment of costs or additional amounts pursuant to this Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender to make LIBOR Advances, then (subject to such Lender's right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days' prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.

        (f)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.11.    Payments and Computations.    (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent, in its sole discretion, shall otherwise determine. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

        (b)   The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower's accounts (excluding payroll accounts and trust accounts held by the Borrower for the benefit of any Person other than the Borrower or any of its Subsidiaries) with such Lender any amount so due from the Borrower.

        (c)   All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on LIBOR or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

        (d)   Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

        (e)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

        (f)    If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender's pro rata share of the aggregate principal amount of all Advances outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender as the Administrative Agent shall direct.

        SECTION 2.12.    Taxes.    (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as "Taxes"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b)   In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as "Other Taxes").

        (c)   The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor (accompanied by reasonably detailed documentation thereof).

        (d)   Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

        (e)   Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1 or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a "bank" as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a "bank" as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

        (f)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

        (g)   If any Lender receives a refund in respect of any Taxes or Other Taxes paid by the Borrower (a "Tax Refund"), which in the sole judgment of such Lender is allocable to such payment, it shall promptly pay such Tax Refund to the Borrower net of all out-of-pocket expenses of such Lender incurred in obtaining such Tax Refund; provided, however, that the Borrower agrees to promptly return such Tax Refund to the applicable Lender if it receives notice from the applicable Lender that such Lender is required to repay such Tax Refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

        (h)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any Taxes or Other Taxes incurred more than six months prior to the date that such Lender notifies the Borrower of such Taxes or Other Taxes and of such Lender's intention to claim compensation therefor; provided further that, if the circumstances giving rise to such Taxes or Other Taxes is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

        (i)    Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

        SECTION 2.13.    Sharing of Payments, Etc.    If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise to the extent permitted by applicable law, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan

Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

        SECTION 2.14.    Use of Proceeds.    The proceeds of each Advance shall be available (and the Borrower agrees that it shall use such proceeds) to repay, defease and/or purchase such Existing Notes as the Borrower shall have specified in the applicable Notice of Borrowing (which Existing Notes shall include all Existing Notes which have been accelerated as the result of a default disclosed in the Disclosure Filings), through a tender offer, defeasance or other mechanism reasonably acceptable to the Arranger, all on terms reasonably acceptable to the Lead Arrangers, and for the payment of fees, costs and expenses incurred in connection with the foregoing.

        SECTION 2.15.    Evidence of Debt.    (a) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order made by such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

        (b)   The Administrative Agent shall, pursuant to Section 9.07(d), maintain the Register in which the accounts of the Lenders (taken together) shall be recorded, including (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender's share thereof.

        (c)   Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS OF LENDING

        SECTION 3.01.    Conditions Precedent.    Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied or waived (and the obligation of each Lender to make an Advance on the Initial Borrowing Date hereunder is subject to the satisfaction or waiver of such conditions precedent before or concurrently with the Effective Date):

          (a)   The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

              (i)  The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.15.

             (ii)  Certified copies of the resolutions of the Board of Directors or Executive Committee, as applicable, of each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to each Loan Document to which it is or is to be a party.

            (iii)  A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary's office and (B) that (1) such amendments are the only amendments to such Loan Party's charter on file in such Secretary's office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

            (iv)  A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(a)(iii), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(ii) were adopted and on the Effective Date, (C) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (D) the absence of any event occurring and continuing, or, if applicable, resulting from the initial Borrowing, that constitutes a Default.

             (v)  A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

            (vi)  A certificate, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, from a Financial Officer.

          (b)   There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Restricted Subsidiaries, taken as a whole (other than (x) the matters described on Schedule 4.01(g) hereto (the "Disclosed Litigation"), and (y) the matters set forth in the Disclosure Filings or disclosed in writing by the Borrower to the Agents and the Lenders, on or prior to the date hereof), pending or threatened before any Governmental Authority that (i) would be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document, and there shall have been no material adverse change in the status, or financial effect on the Borrower, any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(g) hereto.

          (c)   The Borrower shall have paid all accrued fees of the Agents and the Lenders, and all accrued and invoiced expenses of the Agents (including the reasonable fees and expenses of counsel to the Administrative Agent) to the extent owing and payable.

        SECTION 3.02.    Conditions Precedent to the Initial Borrowing.    The obligation of each Lender to make an Advance on the occasion of the initial Borrowing, shall be subject to the further conditions precedent that the Administrative Agent shall have received on or before the Initial Borrowing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

          (a)   A customary insurance broker's letter, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the insurance carried by the Borrower.

          (b)   An opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Lenders.

          (c)   An opinion of general counsel of the Borrower, in form and substance reasonably satisfactory to the Lenders.

          (d)   All documentation and other information required by regulatory authorities under applicable "know your customer" and anti money laundering rules and regulations, including without limitation the PATRIOT Act, such documentation and information to be received at least five Business Days prior to the Initial Borrowing Date.

          (e)   An escrow agreement between the Borrower and Credit Suisse, as escrow agent, providing for the escrowing of the proceeds of any Borrowing not applied on the date of such Borrowing to the redemptions, defeasances or purchases referred to in Section 3.03(a)(iii) and for the release of such proceeds for such purpose upon the satisfaction of the conditions set forth in Section 3.03 as though such release were a Borrowing hereunder and otherwise in form and substance satisfactory to the Lenders.

        SECTION 3.03.    Conditions Precedent to Each Borrowing.    The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), shall be subject to the further conditions precedent that (a) on the date of such Borrowing, and both immediately before and after giving effect thereto, the following statements shall be true and the Administrative Agent shall have received for the account of such Lender a certificate signed by a Financial Officer of the Borrower, dated the date of such Borrowing, stating that:

            (i)  the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, immediately before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date,

           (ii)  no Default has occurred immediately prior to and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom;

          (iii)  the proceeds of such Borrowing shall be applied either (A) to the redemption, defeasance or purchase of the series of Existing Notes set forth in the applicable Notice of Borrowing (and to the payment of fees, costs and expenses related to such redemption, defeasance or purchase) such redemption, defeasance or purchase shall be in accordance with applicable law and on documentation reasonably satisfactory to the Administrative Agent and, after giving effect to such redemption, defeasance or purchase, all Existing Notes that have been accelerated on or prior to the date of such Borrowing due to a default caused by the matters disclosed in the Disclosure Filings shall have been redeemed, defeased or purchased in full or, in the case of any such redemption or purchase of less than all of the Existing Notes of the applicable series, none of the remaining Existing Notes of such series shall be in default or (B) to the funding of the escrow account under the escrow agreement referred to in Section 3.02(e); and

          (iv)  since October 31, 2004, there has been no Material Adverse Change; and

        (b)   the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request, including an opinion of Kirkland & Ellis LLP, with respect to non-contravention of material contracts, in form and substance reasonably satisfactory to the Administrative Agent.

        SECTION 3.04.    Determinations Under Section 3.01 and Section 3.02.    For purposes of determining compliance with the conditions specified in Section 3.01 and Section 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date or the Initial Borrowing Date, as applicable specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        SECTION 4.01.    Representations and Warranties of the Borrower.    The Borrower represents and warrants as follows:

          (a)   Each Loan Party and each of its Restricted Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to enter into the Loan Documents to which it is a party.

          (b)   Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

          (c)   Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Restricted Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party's Restricted Subsidiaries have been validly issued, are owned by such Loan Party or one or more of its Restricted Subsidiaries and, with respect to the Equity Interests in each Loan Party's Restricted Subsidiaries, free and clear of all Liens other than Permitted Liens and, to the extent applicable, are fully paid and non-assessable.

          (d)   The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party is within such Loan Party's corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party's charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award binding upon any Loan Party, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on any Loan Party, any of its Subsidiaries or any of their properties, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect, other than to the extent described in the Disclosure Filings. As of the date hereof, no Loan Party or any of its Restricted Subsidiaries is in breach in any material respect of any Existing Debt in a principal amount in excess of $10,000,000, and NFC is not in breach in any material respect of the Receivables Facility, in each case except (i) breaches as a result of the matters disclosed in the Disclosure Filings, and (ii) breaches described in Part II of Schedule 4.01(q) hereof.

          (e)   No Governmental Authorization, and no notice to or filing with, any Governmental Authority is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, routine renewals of existing licenses and permits of the Borrower and its

  Subsidiaries in the ordinary course of business and such filings as may be required under federal and state securities laws for purposes of disclosure.

          (f)    This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (g)   There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation, disputes with holders of the Existing Notes arising from the defaults disclosed in the Disclosure Filings, and any shareholder litigation arising from the matters described in the Disclosure Filings) or (ii) purports to affect the legality, validity or enforceability of any Loan Document and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(g) hereto.

          (h)   (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at October 31, 2004, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Deloitte & Touche USA LLP, registered public accounting firm, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at July 31, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by a Financial Officer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present in all material respects, subject, in the case of said balance sheet as at July 31, 2005, and said statements of income and cash flows for the nine months then ended, to year end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, are to the best of the Borrower's knowledge at the time all in accordance with generally accepted accounting principles applied on a consistent basis at the time completed; provided, however, that the Agents and the Lenders hereby acknowledge that the existence of the matters set forth in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.

             (ii)  There has been no Material Adverse Change since October 31, 2004; provided, however, the Agents and the Lenders hereby acknowledge that the existence of the matters set forth in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.

          (i)    The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Initial Lenders by the Borrower prior to the date hereof, and any and all additional forecasts and projections delivered to the Lenders pursuant to Section 5.03(d) (collectively, the "Projections"), were prepared in good faith, based upon assumptions that the Borrower believed to be reasonable at the time made and at the time of delivery of such forecasts to the Agents; provided, however, that the Lenders and the Agent acknowledge and agree that such projections do not constitute a guarantee of future results and that actual results may vary and such variances may be material; and provided, further, that the Agents and the Lenders hereby acknowledge that (i) the existence of the matters set forth in the

  Disclosure Filings or otherwise disclosed in writing by the Borrower to the Agents and the Lenders on or prior to the date hereof shall not be deemed to constitute a misrepresentation hereunder and (ii) the existence of the matters set forth in the Disclosure Filings could have an effect on the forecasted projections.

          (j)    No information, exhibit or report (other than the Projections) prepared by or on behalf of any Loan Party and furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained, when furnished and taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made; provided, however, that the Agents and the Lenders hereby acknowledge that the existence of the matters referred to in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.

          (k)   The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (l)    No Loan Party is required to be registered as an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (m)  The Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

          (n)   (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

             (ii)  Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Department of Labor and furnished to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

            (iii)  Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability in excess of $100,000 to any Multiemployer Plan.

            (iv)  Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (o)   (i) Except as would not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law

             (ii)  In each case except as would not reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

            (iii)  In each case except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.

          (p)   Each Loan Party and each of its Restricted Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal and material state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

          (q)   Set forth on Part I of Schedule 4.01(q) hereto is a complete and accurate list of all Existing Debt outstanding in a principal amount in excess of $50,000,000 (and excluding any intercompany debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor. Set forth on Part II of Schedule 4.01(q) is a complete and accurate description as of the date hereof of all defaults under any Existing Debt, other than defaults resulting from the matters disclosed in the Disclosure Filings.

          (r)   Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Restricted Subsidiaries securing Debt for Borrowed Money outstanding in a principal amount in excess of $50,000,000, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto.

          (s)   No "ownership change" as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the "separate return limitation year" or "consolidated return change of ownership" limitations under the Federal income tax consolidated return regulations, has occurred with respect to the Borrower.

ARTICLE V

COVENANTS OF THE BORROWER

        SECTION 5.01.    Affirmative Covenants.    So long as any Advance or any other Obligation (other than contingent indemnification obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

          (a)    Compliance with Laws, Etc.    Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, in each case except as would not reasonably be expected to have a Material Adverse Effect, except to the extent that such compliance is not possible as a result of the matters described in the Disclosure Filings.

          (b)    Payment of Taxes, Etc.    Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, in each case that, if not paid, could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

          (c)    Compliance with Environmental Laws.    Except in each case as would not reasonably be expected to have a Material Adverse Effect, comply, and cause each of its Restricted Subsidiaries to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Restricted Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (d)    Maintenance of Insurance.    Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

          (e)    Preservation of Corporate Existence, Etc.    Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises material and necessary to the conduct of its business; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under this Agreement.

          (f)    Visitation Rights.    So long as no Event of Default shall have occurred and be continuing, once a year, at any reasonable time with reasonable prior notice, permit any of the Agents, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any Restricted Subsidiaries with any of their officers and, provided that the Borrower is given the opportunity to be present, with their registered public accountants; provided, that following the occurrence of an Event of Default, and so long as such Event of Default shall remain uncured, the Borrower shall permit any of the Agents or the Lenders, or any agents or representatives thereof, to conduct visits as described above at any time and on reasonable prior notice as such Agents or Lenders may deem reasonably necessary.

          (g)    Keeping of Books.    Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary, in accordance with generally accepted accounting principles in effect from time to time.

          (h)    Maintenance of Properties, Etc.    Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in satisfactory working order and condition, ordinary wear and tear, damage from casualty and loss from condemnation excepted.

          (i)    Covenant to Guarantee Obligations.    In the event that any Restricted Subsidiary of the Borrower (whether presently existing, or hereafter formed or acquired) shall at any time guarantee any Debt for Borrowed Money in excess of $35,000,000 of the Borrower or a Subsidiary Guarantor, then such Subsidiary shall be a "Subsidiary Guarantor" hereunder, and shall be required to execute and deliver, in each case at the Borrower's expense:

              (i)  within 25 days after the issuing of such a guarantee by such a Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement, on substantially the same terms as Article VIII, guaranteeing the other Loan Parties' obligations under the Loan Documents; and

             (ii)  within 60 days after the issuing of such a guarantee by such a Subsidiary, deliver to the Administrative Agent, upon the request of the Administrative Agent, acting in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Loan Parties reasonably acceptable in form and substance to the Administrative Agent as to (1) the matters contained in clause (i) above, and (2) such other matters with respect to such Subsidiary as the Administrative Agent may reasonably request.

          (j)    Ratings.    Use commercially reasonable efforts to maintain a rating of the Borrower's senior unsecured debt by each of S&P and Moody's, including, without limitation, providing to each of S&P and Moody's such information as to its business and prospects as S&P and Moody's, respectively, may reasonably request.

          (k)    Existing Debt.    On or prior to the Termination Date, obtain binding waivers with respect to, and/or repay, defease or purchase, or otherwise cure or obtain waivers with respect to any defaults with respect to:

              (i)  all Existing Notes; and

             (ii)  all other defaulted Existing Debt, but excluding (A) any defaults under sale-lease back transactions entered into prior to February 9, 2006 arising from any financial reporting requirements, so long as no amounts thereunder have been accelerated, and (B) Existing Debt that does not, in the aggregate, exceed $25,000,000 in principal amount.

          (l)    Speculative Transactions.    In the event that the mark-to-market liability of the Borrower or any Restricted Subsidiary in respect of any speculative transactions exceeds $5,000,000, the Borrower or such Restricted Subsidiary shall promptly close out or unwind such transactions and discharge all liabilities in respect thereof.

        SECTION 5.02.    Negative Covenants.    So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:

          (a)    Liens, Etc.    Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts or other right to receive income, except:

              (i)  Liens created under the Loan Documents;

             (ii)  Permitted Liens;

            (iii)  Liens existing on the date hereof;

            (iv)  purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved and such improvements, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(ii) at any time outstanding;

             (v)  Liens arising under Capitalized Leases permitted under Sections 5.02(b)(iii) and (xviii); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

            (vi)  Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower, or any Restricted Subsidiary, or becomes a Restricted Subsidiary; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents, and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Subsidiary or acquired by the Borrower or such Subsidiary;

           (vii)  other Liens securing Debt outstanding in an aggregate principal amount not to exceed $50,000,000 at any time;

          (viii)  the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

            (ix)  Liens incurred pursuant to the Master Intercompany Agreements;

             (x)  leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower or of any Restricted Subsidiary of the Borrower;

            (xi)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

           (xii)  Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Debt under any Hedge Agreements;

          (xiii)  Liens securing Permitted Receivables Financings.

          (b)    Debt.    Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

              (i)  Debt under the Loan Documents, and any refunding, refinancing or replacement, in whole or in part, of any Debt under the Loan Documents; provided that (A) the direct and contingent obligors on such Debt shall not be changed unless any new obligors execute and deliver to the Agent a Subsidiary Guaranty Supplement pursuant to Section 5.01(i) and (B) the maturity date of such extending, refunding or refinancing Debt shall occur after the Maturity Date;

             (ii)  Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $25,000,000 at any time outstanding;

            (iii)  Capitalized Leases not to exceed in the aggregate $25,000,000 at any time outstanding;

            (iv)  the Existing Debt, and any Debt extending the maturity of, or refunding, replacing or refinancing, in whole or in part, any Existing Debt; provided that (A) the principal amount of such Debt shall not be increased above the principal amount outstanding immediately prior to such extension, refunding or refinancing (plus any expenses or premiums incurred in connection with refinancing, replacing or refunding such Debt), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, (B) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding, replacement, refinancing or replacement Debt, and of any agreement entered into and of any instruments issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Existing Debt being extended, refunded or refinanced, (C) any such extension, refunding or refinancing of Existing Debt shall occur not more than one year before the scheduled maturity of such Existing Debt, and (D) the maturity date of such extending, refunding, replacement or refinancing Debt shall occur after the Maturity Date;

             (v)  Debt in respect of Hedge Agreements incurred in the ordinary course of business and consistent with prudent business practice;

            (vi)  intercompany Debt between the Borrower and/or a Restricted Subsidiary of the Borrower;

           (vii)  Subordinated Debt not to exceed in the aggregate $200,000,000 at any time outstanding;

          (viii)  other Debt not to exceed in the aggregate $150,000,000 at any time outstanding;

            (ix)  Guaranteed Debt of the Loan Parties with respect to (x) obligations of NFC under the Receivables Facility and (y) obligations with respect to the Loan Parties' financial service operations in Mexico; provided that the aggregate amount of all such Guaranteed Debt shall not exceed the aggregate amount of such Guaranteed Debt outstanding on the date hereof;

             (x)  Debt under the Support Agreement;

            (xi)  Debt under the Master Intercompany Agreements;

           (xii)  Debt under Permitted Receivables Financings;

          (xiii)  Debt incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance;

          (xiv)  Debt arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with any acquisition permitted under Section 5.02(f); provided that the amount of such Debt shall not exceed 25% of the total consideration for such acquisition;

           (xv)  obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in respect of obligations arising in the ordinary course of business and not constituting Debt for Borrowed Money;

          (xvi)  Debt consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

         (xvii)  Debt consisting of take-or-pay obligations contained in supply agreements entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business consistent with past practices;

        (xviii)  Debt in respect of any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices; and

          (xix)  Subordinated Debt owed by the Borrower and/or a Restricted Subsidiary to any Unrestricted Subsidiary.

          (c)    Change in Nature of Business.    Make, or permit any of its Restricted Subsidiaries to make, any material change in the general nature of its business as carried on at the date hereof; provided, that the Loan Parties and their Restricted Subsidiaries may enter into complementary, ancillary or supportive businesses.

          (d)    Mergers, Etc.    Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Restricted Subsidiaries to do so, except that:

              (i)  any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Restricted Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a direct or indirect Restricted Subsidiary of the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

             (ii)  as part of any acquisition permitted under Section 5.02(f), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a direct or indirect Restricted Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and

            (iii)  as part of any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

  provided, however, that in each case, immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing.

          (e)    Sales, Etc. of Assets.    Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Restricted Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:

              (i)  sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

             (ii)  in a transaction authorized by Section 5.02(d) (other than subsection (iii) thereof);

            (iii)  sales, transfers or other dispositions of assets among Loan Parties and their Restricted Subsidiaries;

            (iv)  sales, transfers or other dispositions of assets for consideration consisting of at least 75% cash and for fair value;

             (v)  sales of assets pursuant to the Master Intercompany Agreements;

            (vi)  Sale/Leaseback Transactions with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;

           (vii)  any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;

          (viii)  the grant in the ordinary course of business consistent with past practices of any license of patents, trademarks, registrations therefor and other similar intellectual property;

            (ix)  the granting of any Lien (or foreclosure thereon) securing Debt to the extent permitted hereunder;

             (x)  any sale, transfer or other disposition to a Permitted Joint Venture permitted by Section 5.02(f)(x);

            (xi)  any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, worn-out or no longer useful in the Borrower's or any of its Restricted Subsidiaries' business; and

           (xii)  sales of accounts receivable and related assets (including contract rights) to a Finance Subsidiary for the fair market value thereof pursuant to a Permitted Receivables Financing;

  provided that in the case of sales of assets pursuant to clause (iv) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount set forth in, Section 2.06(b)(ii).

          (f)    Investments in Other Persons.    Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any Person, except:

              (i)  (A) Investments by the Borrower and its Restricted Subsidiaries in their respective Subsidiaries outstanding on the date hereof and (B) additional Investments by the Borrower and any Restricted Subsidiaries in Restricted Subsidiaries; provided, however, that, in the event the Loan Parties sell, lease transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of their assets to one or more Restricted Subsidiaries that are not Loan Parties, the Borrower shall cause such Restricted Subsidiaries to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to Section 5.01(i);

             (ii)  loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries, as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and made in compliance with the provisions of the Sarbanes-Oxley Act of 2002;

            (iii)  Investments by the Borrower and its Subsidiaries in Cash Equivalents;

            (iv)  Investments existing on the date hereof;

             (v)  Investments in NFC made pursuant to the Support Agreement to the extent required by the Support Agreement;

            (vi)  Investments in Hedge Agreements permitted under Section 5.02(b)(vi);

           (vii)  the purchase or other acquisition of all of the Equity Interests in any Person that, upon the consummation thereof, will be a Restricted Subsidiary, wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its Restricted Subsidiaries of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

              (A)  the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

              (B)  such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by a Financial Officer of the Borrower);

              (C)  unless the Borrower shall have received confirmation from Moody's and S&P that the ratings then applicable to the Facility will not be reduced as a result of such purchase or other acquisition, the total cash and noncash consideration (exclusive of Equity Interests issued or transferred to the sellers of such Person or assets, but including all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries pursuant to this clause (vii), shall not exceed $350,000,000

              (D)  (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower, its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of audited financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

              (E)  the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

          (viii)  Investments pursuant to the Master Intercompany Agreements;

            (ix)  Investments in a Finance Subsidiary pursuant to a Permitted Receivables Financing;

             (x)  Investments in Permitted Joint Ventures; provided that, prior to making such Investment, the Borrower shall have received confirmation from Moody's and S&P that the ratings then applicable to the Facility will not be reduced as a result of such Investment;

            (xi)  trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

           (xii)  Investments received as consideration for asset dispositions permitted pursuant to Section 5.02(e);

          (xiii)  Investments for which the sole consideration provided is Capital Stock of the Borrower;

          (xiv)  Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owning to the Borrower or a Subsidiary, whether through litigation, arbitration or otherwise;

           (xv)  Investments in Navistar Financial Corporation, Arrendadora Financiera Navistar S.A. de C.V., Servicios Financieros Navistar S.A. de C.V., Servicios Financieros NFC, S.A. de C.V. or Navistar Commercial, S.A. de C.V. having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xv) that are at that time outstanding not to exceed $25,000,000;

          (xvi)  other Investments in an aggregate amount not to exceed $25,000,000 (measured on the date each Investment was made without giving effect to subsequent changes in value); and

         (xvii)  loans or advances to, guarantees in favor of, and other extensions of credit to customers and suppliers in the ordinary course of business in an aggregate amount not to exceed $25,000,000 at any time outstanding.

          (g)    Restricted Payments.    Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that:

              (i)  the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower, and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

             (ii)  so long as no Event of Default shall have occurred and be continuing, the Borrower may (A) declare and pay cash dividends to its stockholders, and (B) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock (including purchases of stock from employees in accordance with the terms of employee stock purchase plans), in an aggregate amount not to exceed $50,000,000 annually;

            (iii)  any Restricted Subsidiary may declare and pay cash dividends to the Borrower or to any Restricted Subsidiary (of the Borrower) of which it is itself a Subsidiary;

            (iv)  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof or tax withholding related to the exercise of such stock options; and

             (v)  payments not to exceed $10.0 million per annum in the aggregate to enable the Borrower to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock.

          (h)    Accounting Changes.    Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required (x) by generally accepted accounting principles, or (y) to rectify the matters disclosed in the Disclosure Filings, or (ii) Fiscal Year.

          (i)    Prepayments, Etc., of Debt.    (1) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Existing Debt, (iii) any prepayments or redemptions of Existing Debt in connection with a refunding or refinancing of such Existing Debt permitted by Section 5.02(b)(iv), (iv) the purchase or redemption of the Existing Notes utilizing the proceeds of the Advances, and (v) any prepayment or redemption of Debt in an amount not to exceed $15,000,000 or (2) amend, modify or change in any manner which would have a material adverse effect on any Loan Party or make the term or conditions of such Existing Debt more onerous, any term or condition of any Existing Debt or permit any of its Restricted Subsidiaries to do any of the foregoing other than (i) to prepay any Debt payable to the Borrower, and (ii) the prepayment of the Receivables Facility in accordance with its terms.

          (j)    Negative Pledge.    Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except prohibitions or conditions under (A) any Existing Debt, or (B) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Person first becomes a Restricted Subsidiaries of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiaries of the Borrower), (E) the Support Agreement, (F) the Shy Settlement, (G) agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (H) leases, subleases or licenses, sublicenses or service contracts restricting the assignment thereof, (I) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or a Guarantor, provided that such agreement was not entered in contemplation of such Person becoming a Subsidiary, (J) any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Finance Subsidiary arising in connection with a Permitted Receivables Financing, provided, that any such encumbrances and restrictions apply only to such Finance Subsidiary, (K) any agreement in effect on the date hereof as any such agreement is in effect on such date, or (L) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person.

          (k)    Partnerships, Etc.    Become a general partner in any general or limited partnership or joint venture, or permit any of its Restricted Subsidiaries to do so, other than any Restricted Subsidiaries, the sole assets of which consist of its interest in such partnership or joint venture.

          (l)    [Reserved].

          (m)    Payment Restrictions Affecting Restricted Subsidiaries.    Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Restricted Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Existing Debt, (iii) any agreement in effect at the time a Person first became a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iv) the Support Agreement, (v) the Shy Settlement, (vi) agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vii) leases, subleases or licenses, sublicenses or service contracts restricting the assignment thereof, (viii) any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Finance Subsidiary arising in connection with a Permitted Receivables Financing, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary, (ix) any agreement in effect on the Effective Date as any such agreement is in effect on such date, and (x) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the payment of dividends from such partnership, limited liability company, joint venture or similar Person.

          (n)    Transactions with Affiliates.    Conduct, or permit any of its Restricted Subsidiaries to conduct, any transactions with an Affiliate otherwise permitted under the Loan Documents on terms that are not fair and reasonable, and no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than such Person would obtain in a comparable arm's length transaction, other than (i) transactions among the Borrower and its Restricted Subsidiaries, (ii) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement and (iii) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary as determined in good faith by the Borrower's Board of Directors or senior management.

          (o)    Unrestricted Subsidiaries.    Incur, or permit any Restricted Subsidiary to incur any Guaranteed Debt in respect of Debt of any Unrestricted Subsidiary except pursuant to (i) the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement, (ii) the Receivables Facility and (iii) Permitted Receivables Financing, or permit any Unrestricted Subsidiary to incur any Guaranteed Debt in respect of any Debt of the Borrower or any Restricted Subsidiary except pursuant to (i) the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement, (ii) the Receivables Facility and (iii) Permitted Receivables Financing.

        SECTION 5.03.    Reporting Requirements.    So long as any Advance or any other Obligation (other than contingent indemnification obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Agents:

          (a)    Default Notice.    As soon as possible and in any event within five Business Days after a Responsible Officer has knowledge of the occurrence of each Default, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b)    Annual Financials.    As soon as available after the end of the Fiscal Year ending October 31, 2005, and within 90 days after the end of each Fiscal Year thereafter, a copy of the annual report for such year for the Borrower and its Subsidiaries, including therein (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and (ii) a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case prepared in accordance with Rule 3-10 of Regulation S-X, consistent with the Borrower's past practice, on the basis of management's good faith calculations and fairly presenting in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date and accompanied by (A) a certificate of a Financial Officer of the Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (B) if otherwise available, (1) an audit report opinion of Deloitte & Touche USA LLP or other registered public accounting firm of recognized standing, and (2) a report of such registered public accounting firm as to the internal controls of the Borrower required under Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that (I) in the event the Borrower is able to comply with the provisions of clauses (B)(1) and (2) above and (II) such registered public accounting firm otherwise agrees (which agreement the Borrower agrees to use commercially reasonable efforts to obtain), such financial statements shall also be accompanied by (x) a certificate of such registered public accounting firm stating that in the course of such regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default under Section 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default under Section 5.04 has occurred and is continuing, a statement as to the nature thereof, and (y) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accounting firm in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of its financial statements to GAAP.

          (c)    Other Financials.

            (i)    Quarterly Financials.    As soon as available after the annual report in respect of the Fiscal Year ending October 31, 2005 is delivered pursuant to Section 5.03(b), and thereafter within 45 days after the end of each of the first three quarters of each Fiscal Year, (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, (ii) a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, and (iii) a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all prepared in accordance with Rule 3-10 of Regulation S-X, consistent with the Borrower's past practice, on the basis of management's good faith calculations and fairly presenting in all material respects, subject to year end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a certificate of said officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (B) a schedule of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.

            (ii)    Special Reporting.    As soon as available, and in any event within 30 days after the end of each month commencing with the month of March 2006, monthly management financial reports in respect of the sales and income by segment and cash balances, Debt, Capital Expenditures and depreciation and amortization of the Borrower and its Restricted Subsidiaries prepared in a manner consistent with the Borrower's past practices and on the basis of management's good faith calculations, in such form and detail reasonably satisfactory to the Administrative Agent (including, without limitation, any financial information prepared in accordance with generally accepted accounting principles to determine compliance with the covenants hereunder); provided, however, that such reporting shall not be required so long as the Borrower has filed all reports with the Securities and Exchange Commission required pursuant to Section 13 of the Exchange Act.

          (d)    Other Information.    As soon as available, and in any event prior to the Initial Borrowing Date, a detailed business plan or projection of the Borrower and its Subsidiaries for the year 2009 and such other projections or forecasts as the Administrative Agent may reasonably require in arranging and syndicating the Facility. At the times delivered under the Receivables Facility, copies of the annual, quarterly and other periodic financial reports with respect to NFC delivered to the lenders under the Receivables Facility containing balance sheets, income statements and cash flow statements of NFC and its Subsidiaries.

          (e)    Litigation.    Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority against any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

          (f)    Creditor Reports.    Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

          (g)    ERISA.    (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 15 Business Days after any Loan Party or any ERISA Affiliate knows that any ERISA Event has occurred, a statement of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, and (B) promptly and in any event within 10 Business Days after the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

            (ii)    Plan Terminations.    Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

            (iii)    Plan Annual Reports.    Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

            (iv)    Multiemployer Plan Notices.    Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

          (h)    Environmental Conditions.    Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

          (i)    Insurance.    As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Agent may reasonably specify.

          (j)    Other Information.    Such other information respecting the business, financial condition, operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent may from time to time reasonably request.

        SECTION 5.04.    Financial Covenant.    So long as any Advance or any other Obligation (other than contingent indemnification obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain for each Measurement Period a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

        SECTION 6.01.    Events of Default.    If any of the following events ("Events of Default") shall occur and be continuing:

          (a)   (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or

          (b)   any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c)   the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (i) or (j), 5.02, 5.03(a) or (e), or 5.04; or

          (d)   any Loan Party shall fail to perform or observe (x) any term, covenant or agreement contained in Section 5.03(b), (c), (d), (f), (g), (h) or (i) or (y) any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 5 days (in the case of the foregoing clause (x)) or 30 days (in the case of the foregoing clause (y)) after the earlier of the date on which (A) any Responsible Officer of a Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

          (e)   any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt for Borrowed Money of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that (i) none of the events described in this Section 6.01(e), to the extent set forth in the Disclosure Filings or as further disclosed in writing by the Borrower to the Agents and the Lenders on or prior to the date hereof, and which occur prior to the Termination Date, shall constitute an Event of Default hereunder and (ii) any defaults under sale-lease back transactions entered into prior to February 9, 2006 arising from any financial reporting requirements, so long as no amounts thereunder have been accelerated, shall not constitute an Event of Default hereunder; or

          (f)    any Loan Party or any of its material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g)   any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $50,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h)   any non monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i)    any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

          (j)    any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or

          (k)   any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or

          (l)    any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

          (m)  the Obligations of the Loan Parties under the Loan Documents shall fail to constitute "Senior Debt" under the terms of any Subordinated Debt; or

          (n)   a Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of Lenders owed or holding at least a majority-in-interest of the sum of (A) the aggregate principal amount of the Advances outstanding at such time, and (B) the aggregate unused Commitments at such time, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate; and (ii) shall at the request, or may with the consent, of Lenders owed or holding at least a majority-in-interest of the sum of (x) the aggregate principal amount of the Advances outstanding at such time, and (y) the aggregate unused Commitments at such time may, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

        SECTION 7.01.    Authorization and Action.    (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

        (b)   Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of such Agent's gross negligence or willful misconduct.

        SECTION 7.02.    Agents' Reliance, Etc.    Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct or the directors, officers, agents or employees of the Agent to the extent acting at the direction of the Agent. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party and shall not be deemed to have notice or knowledge of a Default or Event of Default unless it receives a written notice from the Borrower expressly stating that a Default or Event of Default has occurred; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION 7.03.    Credit Suisse and Affiliates.    With respect to its Commitments, the Advances made by it and any Notes issued to it, Credit Suisse shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Credit Suisse in individual capacities. Credit Suisse and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Credit Suisse was not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

        SECTION 7.04.    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        SECTION 7.05.    Indemnification.    (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent, arising solely in such Agent's capacity as an Agent hereunder and under the other Loan Documents, or any action taken or omitted by such Agent solely in its capacity as an Agent under the Loan Documents (collectively, the "Indemnified Costs"); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent, acting solely in its capacity as an Agent hereunder, is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

        (b)   For purposes of this Section 7.05, each Lender's ratable share of any amount shall be determined, at any time, according to the aggregate principal amount of the Advances outstanding at such time and owing to such Lenders. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

        SECTION 7.06.    Successor Agents.    Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent's resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent's resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders and the Borrower appoint a successor Agent as provided above. After any retiring Agent's resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

GUARANTY

        SECTION 8.01.    Subsidiary Guaranty; Limitation of Liability.    (a) Each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Subsidiary Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Subsidiary Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

        (b)   Each Subsidiary Guarantor, and by its acceptance of this Subsidiary Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Subsidiary Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Subsidiary Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Subsidiary Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Subsidiary Guarantor under this Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

        (c)   Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Subsidiary Guaranty or any other guaranty, such Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

        SECTION 8.02.    Subsidiary Guaranty Absolute.    Each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Subsidiary Guarantor under or in respect of this Subsidiary Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor to enforce this Subsidiary Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Subsidiary Guarantor under this Subsidiary Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

        (a)   any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

        (b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

        (c)   any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

        (d)   any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

        (e)   any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Subsidiary Guarantor waiving any duty on the part of the Lenders to disclose such information);

        (f)    the failure of any other Person to execute or deliver this Agreement, any Subsidiary Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Subsidiary Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

        (g)   any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, in each case other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations).

This Subsidiary Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

        SECTION 8.03.    Waivers and Acknowledgments.    (a) Each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Subsidiary Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

        (b)   Each Subsidiary Guarantor hereby unconditionally and irrevocably waives any right to revoke this Subsidiary Guaranty and acknowledges that this Subsidiary Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

        (c)   Each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Subsidiary Guarantor or other rights of such Subsidiary Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Subsidiary Guarantor hereunder.

        (d)   Each Subsidiary Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Subsidiary Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.

        (e)   Each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

        SECTION 8.04.    Subrogation.    Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor's obligations under or in respect of this Subsidiary Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Subsidiary Guaranty shall have been paid in full in cash, and the Commitments shall have expired or been terminated. If any amount shall be paid to any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Subsidiary Guaranty and (b) the termination of the Commitments, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Subsidiary Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Subsidiary Guaranty thereafter arising. If (i) any Subsidiary Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Subsidiary Guaranty shall have been paid in full in cash, and (iii) the termination of the Commitments shall have occurred, the Lenders will, at such Subsidiary Guarantor's request and expense, execute and deliver to such Subsidiary Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Subsidiary Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Subsidiary Guarantor pursuant to this Subsidiary Guaranty.

        SECTION 8.05.    Subsidiary Guaranty Supplements.    Upon the execution and delivery by any Person of a guaranty supplement on substantially the same terms as this Article VIII (each, a "Subsidiary Guaranty Supplement"), (a) such Person shall be referred to as an "Additional Subsidiary Guarantor" and shall become and be a Subsidiary Guarantor hereunder, and each reference in this Subsidiary Guaranty to a "Subsidiary Guarantor" shall also mean and be a reference to such Additional Subsidiary Guarantor, and each reference in any other Loan Document to a "Subsidiary Guarantor" shall also mean and be a reference to such Additional Subsidiary Guarantor, and (b) each reference herein to "this Subsidiary Guaranty," "hereunder," "hereof" or words of like import referring to this

Subsidiary Guaranty, and each reference in any other Loan Document to the "Subsidiary Guaranty," "thereunder," "thereof" or words of like import referring to this Subsidiary Guaranty, shall mean and be a reference to this Subsidiary Guaranty as supplemented by such Subsidiary Guaranty Supplement.

        SECTION 8.06.    Subordination.    Each Subsidiary Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Subsidiary Guarantor by each other Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

          (a)    Prohibited Payments, Etc.    Except during the continuance of an Event of Default, each Subsidiary Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, until the Required Lenders provide written notice, any Subsidiary Guarantor may demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b)    Prior Payment of Guaranteed Obligations.    In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Subsidiary Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post-Petition Interest")) (other than contingent indemnification obligations) before such Subsidiary Guarantor receives payment of any Subordinated Obligations.

          (c)    Turn-Over.    After the occurrence and during the continuance of any Event of Default, each Subsidiary Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of this Subsidiary Guaranty.

          (d)    Administrative Agent Authorization.    After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its reasonable discretion, (i) in the name of each Subsidiary Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Subsidiary Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

        SECTION 8.07.    Continuing Subsidiary Guaranty; Assignments.    This Subsidiary Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty, and (ii) the termination of the Commitments, (b) be binding upon each Subsidiary Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. No Subsidiary Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE IX

MISCELLANEOUS

        SECTION 9.01.    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

            (i)  waive any of the conditions specified in Section 3.01 (or in the case of the Initial Borrowing Date, Section 3.02) or Section 3.03,

           (ii)  change the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

          (iii)  release one or more Subsidiary Guarantors (or otherwise limit such Subsidiary Guarantors' liability with respect to the Obligations owing to the Agents and the Lenders under the Subsidiary Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Subsidiary Guaranties to the Lenders,

          (iv)  to the extent that the Obligations of the Loan Parties hereunder or under any other Loan Document are secured, release all or substantially all of the value of the collateral with respect to such grant of security,

           (v)  amend the definition of "Termination Date" or otherwise extend the Termination Date, or

          (vi)  amend this Section 9.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

            (i)  increase the Commitments of a Lender without the consent of such Lender;

           (ii)  reduce the principal of, or stated rate of interest on, the Advances owed to a Lender (except with respect to a reduction in the Applicable Spread following a grant of a security interest by the Loan Parties, as provided in Section 9.11 and in the definition of "Applicable Spread") or any fees, call premiums or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

          (iii)  postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

        SECTION 9.02.    Notices, Etc.    (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at 4201 Winfield Road, Warrenville, Illinois 60555, Attention: Treasurer, Fax: 630 753-2305, E-mail Address: terry.endsley@nav-international.com; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at Credit Suisse, 11 Madison Avenue, New York, New York 10020, Attention: Thomas Lynch, Vice President Agency Operations, Fax: 212-325-8304; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall (i) when telegraphed, telecopied, or (if permitted) e-mailed, be effective when delivered to the telegraph company, transmitted by telecopier or (if permitted) sent by electronic communication, respectively, and (ii) when transmitted by mail, be effective five Business Days after being mailed, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

        (b)   The Borrower hereby agrees that it will provide to the Administrative Agent, for the benefit of the other Agents and the Lenders, all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent reasonably requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and potential Lenders and participants by posting the Communications on IntraLinks, Syndtrak, the internet, e-mail or a substantially similar electronic transmission system (the "Platform").

        (c)   THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, "AGENT PARTIES") HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE)

ARISING OUT OF THE BORROWER'S OR SUCH AGENT PARTY'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT PARTY'S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR A MATERIAL BREACH OF THE TERMS HEREOF.

        (d)   The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

        SECTION 9.03.    No Waiver; Remedies.    No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 9.04.    Costs and Expenses.    (a) The Borrower agrees to pay within (x) one Business Day (in the case of demands prior to the Initial Borrowing Date) and (y) ten days (in the case of demands thereafter) after written demand (i) all reasonable out-of-pocket costs and expenses of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and out-of-pocket expenses of counsel for the Agents with respect thereto, with respect to advising the Agents as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Restricted Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Lender with respect thereto).

        (b)   The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their respective Affiliates, successors and assigns, and their respective officers, directors, employees, agents, members, controlling persons and advisors (each, an "Indemnified Party") from and against, and shall pay within ten days of written demand, any and all claims, damages, actual losses, liabilities and expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the

Loan Documents or any of the transactions contemplated thereby, including, without limitation, any transaction by the Borrower or any of its Restricted Subsidiaries or Affiliates, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees or agents to the extent acting at the direction of such Indemnified Party, or from a material breach of a Loan Document by such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions set forth in the Loan Documents are consummated, but excluding from this indemnity any disputes which are solely between or among Indemnified Parties, except in respect of any Agent in its capacity as an Agent hereunder). The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

        (c)   If any payment of principal of, or Conversion of, any LIBOR Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(e), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

        (d)   If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

        (e)   Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

        SECTION 9.05.    Right of Set-off.    Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Related Parties (as defined below) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll accounts and trust accounts held by the Borrower for the benefit of a Person other than the Borrower or any of its Subsidiaries) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Related Party to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Related Parties under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Related Parties may have. "Related Party" means, with respect to any Agent or Lender, (i) any Person of which such Agent or Lender is a direct or indirect Subsidiary and (ii) each other direct or indirect Subsidiary of such Person.

        SECTION 9.06.    Binding Effect.    This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

        SECTION 9.07.    Assignments and Participations.    (a) Each Lender may, and so long as no Default shall have occurred and be continuing, shall, following a demand made by the Borrower pursuant to Section 2.10(e) upon at least five Business Days' written notice from the Borrower to such Lender and the Administrative Agent, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility; (ii) the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 and shall be an integral multiple thereof (or such lesser amount as may be approved by the Administrative Agent), provided, that for purposes of this Section 9.07(a)(ii), the Commitments held by Affiliates may be aggregated; (iii) each such assignment shall be to an Eligible Assignee; (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement; (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; (vi) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed; and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and shall deliver to the Administrative Agent any Notes subject to such assignment.

        (b)   Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

        (c)   By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.

        (d)   The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be presumptive evidence for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

        (e)   Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered

Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

        (f)    [Reserved].

        (g)   Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent (A) would reduce the principal of, or interest on, the Advances (except with respect to a reduction in the Applicable Spread following a grant of a security interest by the Loan Parties, as provided in Section 9.11 hereof and in the definition of "Applicable Spread") or any fees, call premiums or other amounts payable hereunder, in each case to the extent subject to such participation, (B) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees, call premiums or other amounts payable hereunder, in each case to the extent subject to such participation, (C) release all or substantially all of the value of the Subsidiary Guaranties, or (D) to the extent that the Obligations of the Loan Parties hereunder or under any Loan Document hereunder are secured, release all or substantially all of the value of the collateral with respect to such grant of security.

        (h)   Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender and be bound by the terms of the confidentiality provisions contained in Section 9.10.

        (i)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

        (j)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

        (k)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

        SECTION 9.08.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

        SECTION 9.09.    [Reserved].

        SECTION 9.10.    Confidentiality.    Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the prior consent of the Borrower, other than (a) to such Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis and subject to the provisions of this Section 9.10, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall agree to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document; provided, that, prior to any disclosure pursuant to clause (b) or, other than the case of any litigation between the Borrower and its Subsidiaries, on the one hand, and such Agent, Lender or Affiliate, on the other, clause (e) hereof, such Agent or such Lender shall use commercially reasonable efforts to provide the Borrower with prior notice thereof.

        SECTION 9.11.    Securing Loan Party Obligations.    Each Agent and each Lender hereby agree that the Borrower may, on the terms set forth in this Section 9.11, cause the Obligations of the Loan Parties hereunder and under the other Loan Documents to be secured by a first-priority perfected security interest (subject only to Permitted Liens) in all or substantially all of the accounts receivables, inventory, intellectual property and related property of the Borrower and the Subsidiary Guarantors, and thereby reduce the "Applicable Spread", as provided in the definition thereof in Section 1.01 hereof, provided, that the Borrower shall only receive such reduction in Applicable Spread if, in the reasonable judgment of the Administrative Agent, the granting and perfection of the security interest complies with the terms hereof and is effective to secure such Obligations.

        SECTION 9.12.    PATRIOT Act Notice.    Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall, and shall cause each of the other Loan Parties to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the PATRIOT Act.

        SECTION 9.13.    Jurisdiction, Etc.    (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a non-appealable final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

        (b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        SECTION 9.14.    Governing Law.    This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 9.15.    WAIVER OF JURY TRIAL.    EACH OF THE BORROWER, THE AGENTS, THE ARRANGER AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, OR THE ACTIONS OF THE ARRANGER, ANY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION
By	/s/ T.M. ENDSLEY
	Title:	T.M. Endsley V. P. & Treasurer
INTERNATIONAL TRUCK AND ENGINE CORPORATION, as a Subsidiary Guarantor
By	/s/ T.M. ENDSLEY
	Title:	T.M. Endsley V. P. & Treasurer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Initial Lender
By	/s/ JAMES MORAN
	Name:	James Moran
	Title:	Managing Director
By	/s/ ALEXIS F. MAGED
	Name:	Alexis F. Maged
	Title:	Managing Director
CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger and Joint Bookrunner
By	/s/ JEFFREY COHEN
	Name:	Jeffrey Cohen
	Title:	Managing Director

BANC OF AMERICA BRIDGE LLC, as Initial Lender
By	/s/ DAN KELLY
	Name:	Dan Kelly
	Title:	Managing Director
BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner, and Syndication Agent
By	/s/ DAN KELLY
	Name:	Dan Kelly
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Initial Lender
By	/s/ ROSS A. MACINTYE
	Name:	Ross A. MacIntye
	Title:	Managing Director
CITIGROUP GLOBAL MARKETS INC., as Documentation Agent
By	/s/ ROSS A. MACINTYE
	Name:	Ross A. MacIntye
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Initial Lender
By	/s/ JOHN C. RIORDAN
	Name:	John C. Riordan
	Title:	Vice President
J.P. MORGAN SECURITIES INC., as Documentation Agent
By	/s/ DONALD R. BENSON
	Name:	Donald R. Benson
	Title:	Managing Director

SCHEDULE I
COMMITMENTS

Name of Initial Lender	Commitment	Domestic Lending Office
Credit Suisse	$750,000,000	11 Madison Ave New York, New York 10010
Banc of America Bridge LLC	$300,000,000	On File
Citicorp North America, Inc.	$225,000,000	388 Greenwich Street New York, New York 10013
JPMorgan Chase Bank, N.A.	$225,000,000	1111 Fannin St., 10th Floor Houston, Texas 77002

Schedule II
Subsidiary Guarantors (as of the date hereof)

        International Truck and Engine Corporation

Schedule III
Unrestricted Subsidiaries

1.
Navistar Financial Corporation.

2.
NFC Securitization Trusts

3.
Navistar Leasing Company

4.
Arrendadora Financiera Navistar S.A. de C.V.

5.
Servicios Financieros Navistar S.A. de C.V.

6.
Servicios Financieros Corporativos NFC, S.A. de C.V.

7.
Camiones y Motores Navistar S.A. de R.L. de C.V.

8.
Harbour Assurance Company of Bermuda Limited.

9.
Harco Leasing Company, Inc.

10.
Grimsby Insurance Co. Ltd.

11.
Navistar Acceptance Corporation Limited.

12.
Navistar Comercial, S.A. de C.V.

13.
International Truck and Engine Corporation US Holding Company, LLC.

14.
International Truck and Engine Corporation Cayman Islands Holding Corporation.

15.
International Truck and Engine Investments Corporation.

16.
Blue Diamond Truck, S. de R.L. de C.V.

17.
Blue Diamond Parts, LLC

18.
International Dealcor Operations, Ltd.

19.
Parts and Services Ventures, Inc.

20.
Diamond Force Engineering LLC

21.
International Truck and Engine Mauritius Holding Ltd.

22.
All subsidiaries owned as of the Closing Date by the Loan Parties or one of its Restricted Subsidiaries or acquired by the Loan Parties or one of its Restricted Subsidiaries after the Closing Date and their respective subsidiaries, in each case, whose principal business is a dealership of the International Truck and Engine Corporation or a parts and service center, including, without limitation, Archway International Trucks, LLC, Brickyard International Trucks, LLC, Cedar River International Trucks, Inc. (dba Hawkeye International Trucks), Central Maryland International Trucks, LLC, Chicago International Trucks, LLC, Co-Van International Trucks Inc., Dieterich International Truck Sales, Inc., Freedom International Trucks of New Jersey, Inc., Garden State International Trucks, Inc. (dba Kurtt International Trucks), Great Lakes International Trucks LLC, I-10 International Trucks, Inc., J. Price International Trucks, Inc., KCR International Trucks, LLC, Northland International Trucks, LLC, North Star International Trucks, Inc., Patriot International Trucks, LLC d/b/a Anderson International Trucks of Boston, Prairie International Trucks, Inc., Rocky Mountain International Trucks, Inc., Brickyard Parts & Service of Brazil, LLC, Carolina International Trucks of Anderson LLC, City International of Bolingbrook LLC, Diamond International Trucks (Fort McMurray) Ltd., Parts and Service Ventures, Inc., Parts and Service Ventures Canada, Inc., 1200698 Alberta Ltd., Distribuidora De Camiones International, S. de R.L. de C.V.

Schedule 4.01(b)
Loan Parties

Name	Jurisdiction of Organization	Principal Place of Business	Tax ID Number
Navistar International Corporation	Delaware	4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	36-3359573
International Truck and Engine Corporation	Delaware	4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	36-1264810

Schedule 4.01(c)
Restricted Subsidiaries

Issuer (Restricted Subsidiary)	Holder	Jurisdiction of Formation	Authorized Shares/ Interest	Outstanding Shares/ Interest (interpreted as Issued)	Percentage of Equity Interest Held by the Holder	# of Shares Covered by outstanding options, warrants, rights of conversion or purchase and similar rights
International Truck and Engine Corporation	Navistar International Corporation	Delaware	100,000	1,000	100%	None
Navistar Advanced Technologies, Incorporated	Navistar International Corporation	Delaware	1,000	1,000	100%	None
Navistar Aftermarket Products, Inc.	Navistar International Corporation	Delaware	1,000	1,000	100%	None
Navistar Ventures, Inc.	Navistar International Corporation	Delaware	1,000	1,000	100%	None
International Engines Germany GmbH	Navistar International Corporation	Germany	100%	100%	100% (Limited Liability Company)	None
International Industria Automotiva Da America Do Sul Ltda.	Navistar International Corporation International of Mexico Holding Corporation, LLC	Brazil	48,793,061 BRL	48,793,061 BRL	Navistar International Corporation (93.40%) International of Mexico Holding Corporation, LLC (6.60%)	None
International Truck and Engine Corporation Canada	International Truck and Engine Corporation	Ontario	Unlimited	150,000	100%	None
Indianapolis Casting Corporation	International Truck and Engine Corporation	Delaware	1,000	500	100%	None
3096264 Nova Scotia Company	International Truck and Engine Corporation Canada	Nova Scotia	$1,100.00	1,100	100%	None
6325319 Canada Inc.	3096264 Nova Scotia Company	Ontario	Unlimited	NA	100%	None
Mascot Truck Parts Ltd.	6325319 Canada Inc.	Ontario	100,000	1	100%	None
Workhorse International Holding Company	International Truck and Engine Corporation	Delaware	100,000	1,000	100%	None
Workhorse Sales Corp.	Workhorse Custom Chassis, LLC	Delaware	10,000	1,000	100%	None

Workhorse Custom Chassis, LLC	Workhorse International Holding Company	Illinois	100%	100%	100%	None
Uptime Parts, LLC	Workhorse International Holding Company	Delaware	100%	100%	100%	None
International Truck Intellectual Property Company, LLC	International Truck and Engine Corporation	Illinois	100%	100%	100%	None
International Engine Intellectual Property Company, LLC	International Truck and Engine Corporation	Illinois	100%	100%	100%	None
International Truck and Engine Overseas Corporation	International Truck and Engine Corporation	Delaware	50,000	250.00	100%	None
International Truck and Engine Export Corporation	International Truck and Engine Corporation	Delaware	150,000	100,000	100%	None
International Diesel of Alabama, LLC	International Truck and Engine Corporation	Delaware	100%	100%	100%	None
IC Corporation	International Truck and Engine Corporation	Arkansas	1,000	1,000	100%	None
SST Truck Company, LLC	Navistar Severe Service Truck Company	Delaware	100%	100%	100%	None
Integrated Coach Corporation	IC Corporation	Arkansas	10,000	10,000	100%	None
Integrated Coach of Oklahoma, LLC	IC of Oklahoma, LLC	Delaware	N/A	N/A	100%	None
IC of Oklahoma, LLC	IC Corporation	Delaware	N/A	N/A	100%	None
NLP, Inc.	International Truck and Engine Corporation	Delaware	1,000	1,000	100%	None
International Navistar Holding Mexico S.A. de C.V.	International of Mexico Holding Corporation, LLC	Mexico	50,000	50,000	100%	None
International Parts Distribution, S.A. de C.V.	International Navistar Holding Mexico S.A. de C.V.	Mexico	50,000	50,000	100%	None

Servicios Administrativos Navistar, S.A. de C.V.	International Navistar Holding Mexico S.A. de C.V.	Mexico	50,000	50,000	100%	None
Navistar Severe Service Truck Company	International Truck and Engine Corporation	Delaware	100%	100%	100%	None
Navistar International Holdings (Canada) Corp.	International Truck and Engine Corporation	Nova Scotia	100,000	100	100%	None
MWM International Industria De Motores Da America Do Sul Ltda.	International Truck and Engine Corporation Canada International of Mexico Holding Corporation, LLC	Brazil	R$649,024,396.00	R$649,024,396.00	International Truck and Engine Corporation Canada (99.90%) International of Mexico Holding Corporation, LLC (0.10%)	None
International Engines South America S.A.	International of Mexico Holding Corporation, LLC MWM International Industria De Motores Da America Do Sul Ltda.	Argentina	100%	100%	International of Mexico Holding Corporation, LLC (10.00%) MWM International Industria De Motores Da America Do Sul Ltda. (90.00%)	None
I. Motores Trading, Inc.	MWM International Industria De Motores Da America Do Sul Ltda.	Florida	10,000	10,000	100%	None
International Military and Government, L.L.C.	International Truck and Engine Corporation	Delaware	100%	100%	100%	None
Camiones y Motores International de Mexico, S.A. de C.V.	International of Mexico Holding Corporation, LLC Navistar International Corporation	Mexico	N/A (Mexican variable capital corporation (S.A. de C.V.), so there isn't a fixed number of authorized shares)	890,205,699	International of Mexico Holding Corporation, LLC (99%) Navistar International Corporation (1%)	None

MWM Argentina	MWM International Industria De Motores Da America Do Sul Ltda. International of Mexico Holding Corporation, LLC Argentina	100%	100%	100%	None
American Transportation Corporation	IC Corporation	Arkansas	10,000	10,000	100%	None
International of Mexico Holding Corporation, LLC	Navistar International Corporation	Delaware	1,000	750	100%	None
International Truck Finance Corporation	Navistar International Corporation	Delaware	1,000	1,000	100%	None
Navistar Aftermarket Products Distribution Corp.	Navistar International Corporation	Delaware	1,000	1,000	100%	None
Navistar Diesel Components, Inc.	International Truck and Engine Corporation	Delaware	1,000	1,000	100%	None
Navistar Foundation	N/A (Not For Profit Corporation)	Illinois	N/A (Not For Profit Corporation)	N/A (Not For Profit Corporation)	N/A (Not For Profit Corporation)	None
Navistar, Inc.	Navistar Financial Corporation	Illinois	1,000	1,000	100%	None
International Gas Supplier, S. de R.L. de C.V.	Blue Diamond Truck, S. de R.L. de C.V. Camiones y Motores International de Mexico, S.A. de C.V.	Mexico	3,000 MXP	3,000 MXP	Blue Diamond Truck, S. de R.L. de C.V. (1.00% Camiones y Motores International de Mexico, S.A. de C.V. (99.00%)	None

Schedule 4.01(g)
Disclosed Litigation

1.
Various claims and controversies have arisen between the company and its former fuel system supplier, Caterpillar Inc. (Caterpillar), regarding the ownership and validity of certain patents covering fuel system technology used in the company's new version of diesel engines that were introduced in February 2002. In June 1999, in Federal Court in Peoria, Illinois, Caterpillar sued Sturman Industries, Inc. (Sturman), the company's joint venture partner in developing fuel system technology, alleging that technology invented and patented by Sturman and licensed to the company, belongs to Caterpillar. After a trial in July 2002, the jury returned a verdict in favor of Caterpillar finding that this technology belongs to Caterpillar under a prior contract between Caterpillar and Sturman. Sturman appealed the adverse judgment and in October 2004 the appellate court vacated the jury verdict and ordered a new trial, which began on October 31, 2005. On December 1, 2005, the jury returned a verdict in favor of Caterpillar finding that Sturman breached its contract with Caterpillar, and awarding $1.00 in damages. Following the verdict, Caterpillar asked the court to order that Sturman transfer the technology to Caterpillar. Sturman intends to seek to set aside the verdict and will likely appeal any adverse judgment. The company is cooperating with Sturman in this effort. In May 2003, in Federal Court in Columbia, South Carolina, Caterpillar sued the company, its supplier of fuel injectors and joint venture, Siemens Diesel Systems Technology, L.L.C., and Sturman for patent infringement alleging that the Sturman fuel system technology patents and certain Caterpillar patents are infringed in the company's new engines. The company believes that it has meritorious defenses to the claims of infringement of the Sturman patents as well as the Caterpillar patents and will vigorously defend such claims. In January 2002, Caterpillar sued the company in the Circuit Court in Peoria County, Illinois, alleging the company breached the purchase agreement pursuant to which Caterpillar supplied fuel systems for the company's prior version of diesel engines. Caterpillar's claims involve a 1990 agreement to reimburse Caterpillar for costs associated with the delayed launch of the company's V-8 diesel engine program. Reimbursement of the delay costs was made by a surcharge of $8.08 on each injector purchased and the purchase of certain minimum quantities of spare parts. In 1999, the company concluded that, in accordance with the 1990 agreement, it had fully reimbursed Caterpillar for its delay costs and stopped paying the surcharge and purchasing the minimum quantities of spare parts. Caterpillar is asserting that the surcharge and the spare parts purchase requirements continue throughout the life of the contract and has sued the company to recover these amounts, plus interest. Caterpillar also asserts that the company failed to purchase all of its fuel injector requirements under the contract and, in collusion with Sturman, failed to pursue a future fuel systems supply relationship with Caterpillar. The company believes that it has meritorious defenses to Caterpillar's claims.

2.
Along with other vehicle manufacturers, the company and certain of its subsidiaries have been subject to an increase in the number of asbestos-related claims in recent years. Management believes that such claims will not have a material adverse affect on the company's financial condition or results of operations. In general these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the presence of asbestos in company facilities. In these claims the company is not the sole defendant, and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. Management has strongly disputed these claims, and it has been the company's policy to defend against them vigorously. Historically, the actual damages paid out to claimants have not been material to the company's results of operations and financial condition. However, management believes the company and other vehicle manufacturers are being more aggressively targeted, largely as a result of bankruptcies of manufacturers of asbestos and products containing asbestos. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future

3.
On October 13, 2004, the company received a request from the staff of the SEC to voluntarily produce certain documents and information related to the company's accounting practices with respect to defined benefit pension plans and other postretirement benefits. The company is fully cooperating with this request. Based on the status of the inquiry, the company is not able to predict the final outcome.

4.
On January 31, 2005, the company announced that it would restate its financial results for fiscal years 2002 and 2003 and the first three quarters of fiscal 2004. The SEC notified the company on February 9, 2005, that it was conducting an informal inquiry into the company's restatement. On March 17, 2005, the company was advised by the SEC that the status of the inquiry had been changed to a formal investigation. The company is fully cooperating with the SEC on this investigation. Based on the status of the investigation, the company is not able to predict the final outcome.

Schedule 4.01(q)
Existing Debt (Non-Intercompany) in Excess of $50,000,000

Part I.

Debtor	Guarantor	Outstanding Amount	Rate	Maturity Date	Comments
ITEC & ITEC-Canada	NIC	$54,160,242	Various	4/30/2019	NIC Guarantee to 3rd Parties for Real Estate Operating Leases—Remaining Lease Payments with various lease termination dates thru 2019
NFC	NIC	$100,000,000	Floating	7/1/2010	Guarantee of Revolving Loan Facility Allocated to Mexican Finance Companies
NFCx	NIC	$118,600,000	Floating	10/13/2010	Guarantee to 3rd Party Lenders—various maturity dates thru 2010
NIC	ITEC	$190,000,000	2.500%	12/15/2007	Senior Convertible Notes
NIC	—	$202,000,000	4.750%	4/1/2009	Senior Subordinated Convertible Notes
NIC	ITEC	$250,000,000	7.500%	6/15/2011	Senior Unsecured Public Notes
NFCx	NIC	$274,018,000	Various	N.A.	Guarantee to NFC on behalf of NFC's Guarantee to 3rd Party Lenders—No expiration date
NIC	ITEC	$393,000,000	9.375%	6/1/2006	Senior Unsecured Public Notes
NIC	ITEC	$400,000,000	6.250%	3/1/2012	Senior Unsecured Public Notes
ITEC	NIC	$455,793,324	Various	6/5/2014	Guarantee to various 3rd Party Lessors for Sale Leasebacks—Remaining Lease Payments with various lease termination dates thru 2014—See attached Schedule for details

Part II.

        None.

Schedule 4.01(r)
Liens Securing Non-Intercompany Debt for Borrower Money in Excess of $50,000,000

        None.

EXHIBIT A
FORM OF NOTE

$	Dated: , 200

        FOR VALUE RECEIVED, the undersigned, NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to [the order of]                        [or its registered assigns] (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Advance (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of February 22, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other Lenders and Agents party thereto, and Credit Suisse, as Administrative Agent for the Lender and such other Lenders on the Maturity Date.

        The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to Credit Suisse, as Administrative Agent, at Eleven Madison Avenue, New York, New York, 10020, in same day funds. The Advances owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

        This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of up to ten (10) advances (the "Advances") by the Lender to the Borrower in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

NAVISTAR INTERNATIONAL CORPORATION
By:
Name: Title:

PAYMENTS OF PRINCIPAL

Date	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF
ASSIGNMENT AND ACCEPTANCE

        Reference is made to the Credit Agreement dated as of February 22, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Navistar International Corporation, a Delaware corporation (the "Borrower"), the Lenders party thereto, Credit Suisse, as Administrative Agent for the Lenders, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as Documentation Agents, and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.

        The "Assignor" referred to on Schedule 1 hereto (the "Assignor") and the "Assignee" referred to on Schedule 1 hereto (the "Assignee") each agree with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

        (1)   The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitments and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

        (2)   The Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by the Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

        (3)   The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

        (4)   Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

        (5)   Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of the Assignor under the Credit Agreement, the Assignor shall cease to be a party thereto.

        (6)   Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

        (7)   This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

        (8)   This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

        IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Percentage interest assigned		%
Commitment assigned	$
Outstanding principal amount of Advances assigned	$
Principal amount of Note payable to Assignor	$
ASSIGNEE:
Percentage interest assumed		%
Commitment assumed	$
Outstanding principal amount of Advances assumed	$
Principal amount of Note payable to Assignee	$

Effective Date (if other than date of acceptance by Administrative Agent):

(1)                                                              , 200

Assignor

, as Assignor [Type or print legal name of Assignor]
By
Name: Title:
Dated:	, 200

(1)
This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Assignee

, as Assignee [Type or print legal name of Assignee]
By
Name: Title:
Dated:	, 200
Domestic Lending Office: Eurodollar Lending Office:

Accepted [and Approved](2) this                      day of                                                              , 200

CREDIT SUISSE,
    as Administrative Agent

By
Name: Title:

(2)
Required if the Assignee is an Eligible Assignee solely by reason of clause (iv) of the definition of "Eligible Assignee."

QuickLinks

CREDIT AGREEMENT